Exhibit 12



                    THE COCA-COLA COMPANY AND SUBSIDIARIES

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In millions except ratios)

                      Six Months
                        Ended                 Year Ended December 31,
                       June 30,  ------------------------------------------------
                         1995      1994      1993      1992      1991      1990
                       --------  --------  --------  --------  --------  --------
EARNINGS:

 Income before
  income taxes
  and changes in
  accounting
  principles           $ 2,235   $ 3,728   $ 3,185   $ 2,746   $ 2,383   $ 2,014

 Fixed charges             146       236       213       207       222       255

 Less:
  Capitalized
   interest, net            (3)       (5)      (16)      (10)       (8)       (8)

  Equity income,
   net of dividends         (8)       (4)      (35)      (30)      (16)      (94)
                       --------  --------  --------  --------  --------  --------

 Adjusted earnings     $ 2,370   $ 3,955   $ 3,347   $ 2,913   $ 2,581   $ 2,167
                       ========  ========  ========  ========  ========  ========


FIXED CHARGES:

 Gross interest
  incurred             $   129   $   204   $   184   $   181   $   200   $   238

 Interest portion
  of rent expense           17        32        29        26        22        17
                       --------  --------  --------  --------  --------  --------

 Total fixed charges   $   146   $   236   $   213   $   207   $   222   $   255
                       ========  ========  ========  ========  ========  ========

 Ratios of earnings
  to fixed charges        16.2      16.8      15.7      14.1      11.6       8.5
                       ========  ========  ========  ========  ========  ========


  The Company is contingently liable for guarantees of indebtedness of independent bottling companies and others (approximately $186 million at June 30, 1995). Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.